Exhibit 16.1

Letter of Dominic K.F. Chan & Co. dated August 23, 2016

August 23, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Rebel Group, Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated August 23, 2016 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ Dominic K.F. Chan & Co.

Certified Public Accountants